PROMISSORY NOTE

1.

Names:

Borrower:

Freedom Financial Holdings, Inc

6615 Brotherhood Way Suite A

Fort Wayne, Indiana 46825

Lender:

Robert W. Carteaux

7009 Woodcroft Lane

Fort Wayne, Indiana 46804

2.

Promise to Pay.

For value received, Borrower promises to pay Lender $15,000 (fifteen thousand dollars).

Lender agrees to loan $15,000 (fifteen thousand dollars) to Borrower.

3.

Principal Payment.

Borrower will pay the principal in full on or before March 24, 2010, together with any accrued interest.  The interest rate shall be 12% APR.  The principal and interest payment can be paid in one of two ways:

(a.)

Borrower can, at any point prior to the due date of March 24, 2010, pay the Lender the Principal and interest amount in cash.

(b.)

Principal may be repaid by converting to common stock to be issued at a date to be determined and requested by the Lender.  Borrower will issue common stock at a 25% (twenty-five percent) discount to the closing Bid price of Borrower’s stock price on the day prior to the date of the conversion notice.

4.

Collection Costs.

If Lender prevails in a lawsuit to collect on this note, Borrower will pay Lender's costs and lawyers' fees in an amount the court finds to be reasonable.

5.

Notices.

All notices must be in writing. A notice may be delivered to Borrower or Lender at the address specified in section 1, above, or to a new address Borrower or Lender has

Intitals:  ____________ and _______________

PROMISSORY NOTE

designated in writing. A notice may be delivered:

(1) in person

(2) by certified mail, or

(3) by overnight courier.

6.  Security.

Borrower agrees that until the principal and interest owed under this Promissory Note are paid in full, this note will be secured by giving Lender a security interest in Borrowers company, Freedom Financial Holdings, Inc, and to any successors of this company.

7.  Governing Law.

This promissory note will be governed by and construed in accordance with the laws of the state of Indiana.

8.  Severability.

If any court determines that any provision of this promissory note is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Dated: __3-24-08_____________

By: ___/s/__ Robert W. Carteaux __________

Lender: Robert W. Carteaux

By: ___/s/ Brian Kistler__________________

Company: Brian Kistler, CEO

Intitals:  ____________ and _______________